Exhibit 10.42
FIRST AMENDMENT
TO THE
EMPLOYMENT AND NON-COMPETITION AGREEMENT

The Sheridan Group, Inc. (the "Employer") and Douglas R. Ehmann (the "Employee") wish to amend the Employee's Employment and Non-Competition Agreement (the "Employment Agreement"), dated April 1, 2007, to bring the Employment Agreement into compliance with the requirements of Internal Revenue Code section 409A and the Treasury Regulations and other authoritative guidance issued under that section.

WHEREAS, pursuant to IRS Notice 2007-86 and the final Treasury Regulations under Code section 409A, the Employment Agreement is being amended to comply with the final Treasury Regulations issued under Code section 409A.

Accordingly, effective April 1, 2007, the Employment Agreement is amended as follows:

1.  The second sentence of the first paragraph of Section 6(e)(iv) is amended by deleting the phrase that appears in brackets (i.e., by deleting "[or less than fifty percent (50%), if the Employee becomes an independent contractor]").

2.  Section 10(g) – Arbitration of Disputes – is amended by adding the following sentence to the end of that Section:

"Any reimbursement of reasonable fees and expenses under this Section shall be paid by the Employer to the Employee by the March 15 following the end of the year during which the Employee prevails in the dispute giving rise to such reimbursement."

In all other respects, the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed, effective as specified herein.

ATTEST/WITNESS:		THE SHERIDAN GROUP, INC.

	/s/ Dale A. Tepp		/s/ John A. Saxton

Print Name:	Dale A. Tepp	Print Name:	John A. Saxton

/s/ Douglas R. Ehmann
	/s/ Dale A. Tepp	Douglas R. Ehmann

Print Name:	Dale A. Tepp